EXHIBIT-23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-50484) of our report dated June 20, 2025, with respect to the financial statements and supplemental schedules of First Merchants Corporation Retirement Income and Savings Plan included in this Annual Report on Form 11-K for the years ended December 31, 2024 and 2023.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana
June 20, 2025